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Monday February 9, 11:03 am Eastern Time

Company Press Release

Cabletron Systems Finalizes Acquisition of Digital
Network Products Group

Giulio Gianturco Appointed President of Digital Division

ROCHESTER, N.H.-- February 9, 1998 -- As further evidence of its ability to rapidly meet its aggressive business expansion goals, Cabletron Systems announced today the completion of its acquisition of the Digital Network Products Business (Digital NPB) along with the appointment of industry veteran Giulio Gianturco as business unit president.

Cabletron acquired the assets and technology of Digital's Network Product Business for approximately $430 million in cash and product credits. Elements of the deal include the following:

  -- Cabletron will provide current and future Digital-branded network products, which Digital will sell to customers in addition to selected products from the Cabletron product line

  -- Digital has committed to purchase certain minimum volumes of Cabletron products during the term of the Reseller Agreement

  -- Digital Worldwide Services will continue to provide support for all Digital-branded network products, and will also provide both warranty and post-warranty service for Cabletron network products in many geographies worldwide

With the anticipated formation of business units focusing on enterprise and service provider markets, both Gianturco and Cabletron newcomer John d'Auguste, a former Gateway 2000 executive (see 12/19/97 announcement), will work together as company presidents to lead post-merger integration teams, meld Cabletron and Digital NPB's product, service and support, and codify business operations. Gianturco and d'Auguste will focus on maintaining both organizations' customer service and product delivery efforts throughout the transition, and will also be responsible for defining and building enterprise and service provider business units over time.

"It is clear that with the completion of the Digital purchase and our intention to acquire switch router start-up YAGO Systems, Cabletron is serious about its aggressive acquisition and partnership strategy," said Don Reed, Cabletron's president and CEO. "We look forward to significantly increasing our presence within the channel, as well as the international and service provider markets with these additions to Cabletron."
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"Cabletron's acquisition of Digital's Network Products Business has given both organizations tremendous advantages," said Fred McClimans, CEO of Current Analysis. "Cabletron has gained access to an international distribution channel, worldwide service organization, Digital's customer base, as well as high and low-end product lines. Digital has been able to divest itself while maintaining access to networking technologies for its installed based and systems integration business."

Before joining Cabletron, Giulio Gianturco was Digital's Network Product Business vice president, sales and marketing, responsible for defining, developing and implementing marketing, systems engineering, and sales strategies for the Digital networking division encompassing the US, Canada and Latin American countries. Gianturco was also responsible for building awareness and generating product demand across all channels, and developing strategic partnerships with resellers and distributors.

In addition to his work at Digital, Gianturco held a number of senior sales and marketing positions at AT&T's Global Business Communications Systems Business Unit (now known as Lucent Technologies) and played a key role in deploying the unit's total quality management system and overall channel strategy.

"Giulio shares the same leadership qualities and management values that I hold in the highest regard," said Cabletron's Don Reed. "His leadership coupled with years of industry experience will provide an unparalleled resource for Cabletron."

The closing of the acquisition extends to the assets and personnel located in the United States and the inventory worldwide. The remaining international assets and personnel are expected to be transferred as issues in individual countries are resolved.

Cabletron Systems, a recognized leader in providing high-performance computer networking products, has provided dependable network access and communications to millions of people throughout the world. With scaleable products designed for Fortune 1000 enterprise networks, service providers and small businesses, Cabletron provides simple, reliable and cost-effective business solutions for the information age.

With corporate headquarters in Rochester, NH, Cabletron employs more than 6,300 people world-wide. Cabletron's common stock is traded over the New York Stock Exchange under the symbol CS.

Cabletron's World Wide Web site can be reached on the Internet at http://www.cabletron.com/

The statements in this press release concerning the anticipated benefits of Cabletron's relationship with Digital constitute forward looking information, and actual results could differ materially. The acquisition of the NPB from Digital involves numerous risks including difficulties in assimilating the operations, technologies and products of the NPB, the diversion

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of management's attention from other business concerns, risks of entering markets and distribution channels in which Cabletron has no or limited direct prior experience and where competitors in such markets have stronger market positions, and the potential loss of key employees effect on the Company's business, operating results or financial condition. Pursuant to its agreements with Cabletron, Digital has agreed to resell certain Cabletron products, including the NPB products, and has committed to purchase certain minimum volumes of Cabletron products for resale and internal use. Any failure by Digital to purchase the committed product volumes would have a material adverse impact on Cabletron's results of operations. For a detailed discussion of the risks and uncertainties related to the Company's business, please refer to the Company's Annual Report on Form 10-K for fiscal 1997.

Contact:

     Cabletron Systems
     Public Relations
     Betsey Winckler
     (603) 337-2588
     winckler@ctron.com
     or
     Cabletron Systems
     Investor Relations
     Jim Caldwell
     (603) 337-4225
     jcaldwell@ctron.com


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